Exhibit 3.1
ARTICLES OF AMENDMENT OF THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
STARBUCKS CORPORATION
     Pursuant to RCW 23B.10.060 of the Washington Business Corporation Act, the undersigned corporation hereby submits the following amendment to the corporation’s Amended and Restated Articles of Incorporation:
1.	The name of the corporation is Starbucks Corporation.

2.	Article 4 is hereby amended and restated in its entirety to read as follows:
“ARTICLE 4. SHARES
     The corporation shall have authority to issue 1,207,500,000 shares of capital stock, of which 1,200,000,000 shares will be common stock, and, 7,500,000 shares will be preferred stock.
     4.1 Common Stock. The corporation shall have authority to issue up to 1,200,000,000 shares of common stock, $0.001 par value per share.
     4.2 Preferred Stock. The corporation shall have authority to issue up to 7,500,000 shares of preferred stock, $0.001 par value per share. The Board of Directors shall have all rights afforded by applicable law to establish series of said preferred shares, the rights and preferences of each such series to be set forth in appropriate resolutions of the Board of Directors.”
3.	The date of adoption of such amendment was September 20, 2005.

4.	The amendment was duly approved by the Board of Directors pursuant to RCW 23B.10.020; shareholder action was not required.
DATED: September 21, 2005.

STARBUCKS CORPORATION
By:	/s/ Michael Casey
Michael Casey
executive vice president, chief financial officer and chief administrative officer